Exhibit 99.1

Central Garden & Pet Announces Record Q2 Fiscal 2021 Results

Q2 fiscal 2021 net sales increased 33% to $935 million

Q2 fiscal 2021 diluted EPS grew 69% to $1.32

Raises outlook for fiscal 2021 diluted GAAP EPS to $2.25 or better

Raises outlook for fiscal 2021 diluted Non-GAAP EPS to $2.42 or better

Acquisitions expected to add an incremental $0.11-$0.16 to fiscal 2021 EPS

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 5, 2021--Central Garden & Pet Company (NASDAQ: CENT, CENTA) (“Central”), a market leader in the Garden and Pet industries, today announced financial results for its fiscal 2021 second quarter ended March 27, 2021.

“We delivered the fifth consecutive quarter of record financial results reflecting solid execution, continued strong demand in Pet and Garden and the tireless support of our employees,” said Tim Cofer, CEO of Central Garden & Pet. “We are making further strides against our Central to Home strategy and are pleased with our recent acquisitions. We remain confident about our future and given our strong organic performance in the first half; we are raising our outlook for fiscal 2021.”

Fiscal 2021 Second Quarter Financial Results

Total net sales increased 33% to $935 million compared to $703 million a year ago, driven largely by organic growth in both segments as well as by the recent acquisitions which contributed $76 million to the quarter. Organic sales increased 23%.

Gross margin decreased 40 basis points to 29.1% driven by the impact of initial purchase accounting adjustments related to recent acquisitions, as well as cost inflation in areas such as commodities, labor and freight.

Operating income increased 58% to $105 million from $66 million a year ago. Operating margin increased 180 basis points to 11.2% compared to 9.4% in the prior year quarter, primarily driven by operating efficiencies. EBITDA increased 56% to $123 million from $79 million a year ago.

Net interest expense was $10 million compared to $9 million a year ago, mainly due to higher debt outstanding.

The Company's net income increased 71% to $73 million from $43 million a year ago. Diluted earnings per share for the quarter grew 69% to $1.32 from $0.78 in the prior year quarter, driven by organic strength and $0.07 accretion from recent acquisitions.

Garden Segment Fiscal 2021 Second Quarter Results

Net sales for the Garden segment increased 49% to $443 million driven by organic growth of 23%, with notable strength in distribution, fertilizers and controls, wild bird feed, and grass seed, as well as $76 million contribution from acquisitions.

Garden segment operating income increased 53% to $66 million and operating margin rose 40 basis points to 14.9%. Garden segment EBITDA increased 63% to $75 million from $46 million in the prior year quarter, primarily driven by volume strength and operating leverage as well as contributions from recent acquisitions.

Pet Segment Fiscal 2021 Second Quarter Results

Net sales for the Pet segment increased 21% to $492 million driven by strong growth across the segment, with significant contributions from small animal supplies, distribution, dog and cat as well as outdoor pillows and cushions.

Pet segment operating income increased 43% to $62 million, and operating margin grew 190 basis points to 12.6%. Pet segment EBITDA increased 34.7% to $71 million from $53 million a year ago, largely driven by stronger sales volume and favorable product mix as well as overhead efficiencies.

Additional Information

The Company's cash balance at the end of the quarter was $40 million compared to $332 million a year ago. The Company used approximately $653 million of its cash and additional funds from its ABL to pay for the acquisition of Hopewell Nursery and Green Garden Products. Cash used by operations during the quarter was $84 million compared to cash used by operations of $75 million a year ago. The increase was driven primarily by working capital requirements.

Total debt as of March 27, 2021 was $979 million compared to $694 million at March 28, 2020. The Company's leverage ratio at the end of the second quarter, as defined in the Company's credit agreement, was 2.5x compared to 2.9x at the end of the prior year quarter.

The Company’s effective tax rate was 22.7%, in line with the prior year quarter.

2021 Guidance

Given strong year-to-date results, the Company has updated it's fiscal year outlook and now expects fiscal 2021 GAAP EPS to be at or above $2.25. This guidance compares to the Company's previous guidance of 2021 GAAP EPS of $1.90 or higher. The revised outlook includes the benefit of strong performance in the first half of fiscal 2021, the Company's anticipated investments in capacity expansion, brand building and eCommerce to drive sustainable growth, increasing costs for key commodities, labor and freight, resuming more normal levels of promotional activity, as well as second-half headwinds associated with lapping almost ideal weather for the gardening season and the COVID-19 tailwinds in fiscal 2020. The revised outlook does not include the impact of recent acquisitions, as purchase accounting has not yet been finalized. However, early estimates indicate that the net impact of the acquisitions will be accretive to fiscal 2021 EPS in the range of $0.11 to $0.16.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter fiscal 2021 results. The conference call and related materials can be accessed on the Company's website at http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13717534.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT, CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With 2020 net sales of $2.7 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to help lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 6,900 employees across North America and Europe. For additional information about Central, please visit the Company’s website at www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased levels of investment to drive capacity expansion, brand building and eCommerce, increases in labor and freight cost as well as key commodities, the accretive expectations for recent acquisitions, in addition to resuming more normal levels of travel and promotional activity and their impact on future growth, and earnings guidance for fiscal 2021, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  our ability to successfully manage the impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  risks associated with our acquisition strategy, including our ability to successfully integrate our recently announced acquisitions and the impact of purchase accounting on our financial results;
  inflation and other adverse macro-economic conditions and our ability to pass on cost increases;
  the potential for future reductions in demand for product categories, which benefited from the COVID-19 pandemic;
  the success of our new Central to Home strategy;
  seasonality and fluctuations in our operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials;
  our inability to pass through cost increases in a timely manner;
  supply shortages in pet birds, small animals and fish;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  impacts of tariffs or a trade war;
  consolidation trends in the retail industry;
  declines in consumer spending during economic downturns;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our inability to protect our trademarks and other proprietary rights;
  fluctuations in energy prices, fuel and related petrochemical costs;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended March 27, 2021, so all financial results are preliminary and subject to change.

(Tables Follow)

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts, unaudited)

ASSETS	March 27, 2021	March 28, 2020	September 26, 2020
Current assets:
Cash and cash equivalents	$39,869	$331,555	$652,712
Restricted cash	12,612	13,021	13,685
Accounts receivable (less allowances of $29,784, $22,103 and $27,661)	636,466	460,985	391,773
Inventories, net	672,901	517,207	439,615
Prepaid expenses and other	45,339	36,160	27,498
Total current assets	1,407,187	1,358,928	1,525,283
Plant, property and equipment, net	295,769	241,878	244,667
Goodwill	289,955	289,854	289,955
Other intangible assets, net	128,229	141,686	134,924
Operating lease right-of-use assets	135,552	99,098	115,882
Other assets	590,410	35,963	28,653
Total	$2,847,102	$2,167,407	$2,339,364

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$278,969	$186,871	$205,234
Accrued expenses	217,117	137,723	201,436
Current lease liabilities	40,586	32,403	33,495
Current portion of long-term debt	91	103	97
Total current liabilities	536,763	357,100	440,262

Long-term debt	978,887	693,622	693,956
Long-term lease liabilities	99,840	70,760	86,516
Deferred income taxes and other long-term obligations	70,033	52,483	40,956

Equity:
Common stock, $0.01 par value: 11,336,358, 11,329,110 and 11,336,358 shares outstanding at March 27, 2021, March 28, 2020 and September 26, 2020	113	113	113
Class A common stock, $0.01 par value: 42,643,315, 41,802,735 and 41,856,626 shares outstanding at March 27, 2021, March 28, 2020 and September 26, 2020	427	418	419
Class B stock, $0.01 par value: 1,612,374, 1,647,922 and 1,612,374 at March 27, 2021, March 28, 2020 and September 26, 2020	16	16	16
Additional paid-in capital	572,815	562,625	566,883
Retained earnings	589,348	431,486	510,781
Accumulated other comprehensive loss	(2,153)	(1,645)	(1,409)
Total Central Garden & Pet Company shareholders’ equity	1,160,566	993,013	1,076,803
Noncontrolling interest	1,013	429	871
Total equity	1,161,579	993,442	1,077,674
Total	$2,847,102	$2,167,407	$2,339,364

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	March 27, 2021	March 28, 2020	March 27, 2021	March 28, 2020
Net sales	$935,252	$703,229	$1,527,482	$1,186,057
Cost of goods sold	662,851	496,112	1,089,662	847,674
Gross profit	272,401	207,117	437,820	338,383
Selling, general and administrative expenses	167,791	141,012	306,170	270,213
Operating income	104,610	66,105	131,650	68,170
Interest expense	(10,222)	(10,753)	(31,197)	(21,394)
Interest income	71	1,417	277	3,421
Other income (expense)	704	(979)	1,456	(674)
Income before income taxes and noncontrolling interest	95,163	55,790	102,186	49,523
Income tax expense	21,564	12,648	22,945	10,920
Income including noncontrolling interest	73,599	43,142	79,241	38,603
Net income attributable to noncontrolling interest	645	438	674	316
Net income attributable to Central Garden & Pet Company	$72,954	$42,704	$78,567	$38,287
Net income per share attributable to Central Garden & Pet Company:
Basic	$1.35	$0.79	$1.46	$0.70
Diluted	$1.32	$0.78	$1.43	$0.69
Weighted average shares used in the computation of net income per share:
Basic	53,851	54,281	53,805	54,517
Diluted	55,156	54,952	54,930	55,220

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)

	Six Months Ended
	March 27, 2021	March 28, 2020
Cash flows from operating activities:
Net income	$79,241	$38,603
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	31,769	26,316
Amortization of deferred financing costs	952	921
Non-cash lease expense	19,120	17,194
Stock-based compensation	10,394	8,423
Debt extinguishment costs	8,577	—
Loss on sale of business	2,611	—
Deferred income taxes	4,196	4,966
Gain on sale of property and equipment	(662)	(9)
Other	221	1,331
Change in assets and liabilities (excluding businesses acquired):
Accounts receivable	(191,332)	(160,799)
Inventories	(131,887)	(50,471)
Prepaid expenses and other assets	8,585	(6,051)
Accounts payable	62,393	37,857
Accrued expenses	(6,119)	6,803
Other long-term obligations	371	23
Operating lease liabilities	(18,606)	(17,765)
Net cash used by operating activities	(120,176)	(92,658)
Cash flows from investing activities:
Additions to plant, property and equipment	(33,647)	(19,487)
Payments to acquire companies, net of cash acquired	(733,692)	—
Proceeds from the sale of business	2,400	—
Investments	—	(4,439)
Other investing activities	(473)	(437)
Net cash used in investing activities	(765,412)	(24,363)
Cash flows from financing activities:
Repayments of long-term debt	(400,048)	(59)
Proceeds from issuance of long-term debt	500,000	—
Borrowings under revolving line of credit	830,000	—
Repayments under revolving line of credit	(640,000)	—
Premium paid on extinguishment of debt	(6,124)	—
Repurchase of common stock, including shares surrendered for tax withholding	(4,454)	(48,026)
Payment of contingent consideration liability	(157)	(90)
Distribution to noncontrolling interest	(532)	(57)
Payment of financing costs	(8,235)	(959)
Net cash provided (used) by financing activities	270,450	(49,191)
Effect of exchange rate changes on cash and cash equivalents	1,222	87
Net decrease in cash, cash equivalents and restricted cash	(613,916)	(166,125)
Cash, cash equivalents and restricted cash at beginning of period	666,397	510,701
Cash, cash equivalents and restricted cash at end of period	$52,481	$344,576
Supplemental information:
Cash paid for interest	$21,857	$21,464
Cash paid for taxes	$37,837	$2,094
Operating lease right of use assets	$38,667	$4,986

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net income and diluted net income per share, adjusted EBITDA and organic sales. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Incremental expenses from note redemption and issuance: we have excluded the impact of the incremental expenses incurred from the note redemption and issuance as they represent an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these expenses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on sale of business: we have excluded the impact of the loss on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this loss supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)

During the first quarter of fiscal 2021, we issued $500 million aggregate principal amount of 4.125% senior notes due October 2030. We used the proceeds to redeem all of our outstanding 6.125% senior notes due 2023. As a result of our redemption of the 2023 Notes, we incurred incremental expenses of approximately $10.0 million, comprised of a call premium payment of $6.1 million, overlapping interest expense of approximately $1.4 million and a $2.5 million non-cash charge for the write-off of unamortized financing costs in interest expense. These amounts are included in Interest expense in the consolidated statements of operations.

(2)

During the first quarter of fiscal 2021, we recognized a loss of $2.6 million, included in selling, general and administrative expense in the consolidated statement of operations, from the sale of our Breeder’s Choice business unit after concluding it was not a strategic business for our Pet segment.

		GAAP to Non-GAAP Reconciliation For the Six Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		March 27, 2021	March 28, 2020
		(in thousands, except per share amounts)
GAAP net income attributable to Central Garden & Pet Company		$78,567	$38,287
Incremental expenses from note redemption and issuance	(1)	9,952	—
Loss on sale of business	(2)	2,611	—
Tax effect of incremental expenses and loss on sale		(2,821)	—
Non-GAAP net income attributable to Central Garden & Pet		$88,309	$38,287
GAAP diluted net income per share		$1.43	$0.69
Non-GAAP diluted net income per share		$1.61	$0.69
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		54,930	55,220

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

CONSOLIDATED	GAAP to Non-GAAP Reconciliation
	For Three Months Ended March 27, 2021			For the Six Months Ended March 27, 2021
	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q2 FY 21	$935.3	$76.1	$859.2	$1,527.5	$76.4	$1,451.1
Q2 FY 20	$703.2	$5.9	$697.3	$1,186.1	$7.8	$1,178.3
$ increase	$232.1		$161.9	$341.4		$272.8
% increase	33.0%		23.2%	28.8%		23.2%
PET	GAAP to Non-GAAP Reconciliation
	For Three Months Ended March 27, 2021			For the Six Months Ended March 27, 2021
	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q2 FY 21	$492.0	$—	$492.0	$928.4	$—	$928.4
Q2 FY 20	$405.5	$5.9	$399.6	$772.1	$7.8	$764.3
$ increase	$86.5		$92.4	$156.3		$164.1
% increase	21.3%		23.1%	20.2%		21.5%

GARDEN	GAAP to Non-GAAP Reconciliation
	For Three Months Ended March 27, 2021			For the Six Months Ended March 27, 2021
	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q2 FY 21	$443.3	$76.1	$367.2	$599.1	$76.4	$522.7
Q2 FY 20	$297.7	$—	$297.7	$414.0	$—	$414.0
$ increase	$145.6		$69.5	$185.1		$108.7
% increase	48.9%		23.3%	44.7%		26.3%
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended March 27, 2021
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	—	—	—	$72,954
Interest expense, net	—	—	—	10,151
Other income	—	—	—	(704)
Income tax expense	—	—	—	21,564
Net income attributable to noncontrolling interest	—	—	—	645
Sum of items below operating income	—	—	—	31,656
Income (loss) from operations	$65,962	$62,058	$(23,410)	$104,610
Depreciation & amortization	8,804	8,882	1,168	18,854
Adjusted EBITDA	$74,766	$70,940	$(22,242)	$123,464
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended March 28, 2020
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	—	—	—	$42,704
Interest expense, net	—	—	—	9,336
Other expense	—	—	—	979
Income tax expense	—	—	—	12,648
Net income attributable to noncontrolling interest	—	—	—	438
Sum of items below operating income	—	—	—	23,401
Income (loss) from operations	$43,161	$43,476	$(20,532)	$66,105
Depreciation & amortization	2,595	9,170	1,411	13,176
Adjusted EBITDA	$45,756	$52,646	$(19,121)	$79,281

Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Six Months Ended March 27, 2021
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	—	—	—	$78,567
Interest expense, net	—	—	—	30,920
Other income	—	—	—	(1.456)
Income tax expense	—	—	—	22,945
Net income attributable to noncontrolling interest	—	—	—	674
Sum of items below operating income	—	—	—	53,083
Income (loss) from operations	$70,613	$105,583	$(44,546)	$131,650
Depreciation & amortization	11,442	17,967	2,360	31,769
Adjusted EBITDA	$82,055	$123,550	$(42,186)	$163,419
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Six Months Ended March 28, 2020
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	—	—	—	$38,287
Interest expense, net	—	—	—	17,973
Other expense	—	—	—	674
Income tax expense	—	—	—	10,920
Net income attributable to noncontrolling interest	—	—	—	316
Sum of items below operating income	—	—	—	29,883
Income (loss) from operations	$36,278	$72,213	$(40,321)	$68,170
Depreciation & amortization	5,308	18,242	2,766	26,316
Adjusted EBITDA	$41,586	$90,455	$(37,555)	$94,486

Contacts

Investor Relations Contact
Friederike Edelmann
925 412-6726
fedelmann@central.com